                                                                                               Exhibit 99.1

From:                      TROPICAL SPORTSWEAR INT'L CORPORATION
                           4902 W. Waters Avenue, Tampa, FL 33634
                           Nasdaq National Market, Symbol: TSIC

Media Contact:             Hannah Arnold or Steve Alschuler, (212) 575-4545
                           Linden Alschuler & Kaplan, Inc.

Investor Contact:          Robin Cohan, Chief Financial Officer & Treasurer, (813) 249-4900
                           Tropical Sportswear Int'l Corporation

                                    Tropical Reports New Revolving Credit Line

                               Bank Agreement Signals Progress in Turnaround Effort;
                              Provides Flexibility to Execute Restructuring Strategy

TAMPA,  Florida,  June 22, 2004 -Tropical Sportswear Int'l Corporation ("TSI") (Nasdaq:  TSIC) announced today that it has entered into a new Loan and Security  Agreement (the  "Facility")  with The CIT Group ("CIT") as agent,  and
Fleet Capital continuing to participate as a syndicated lender.

The Facility  provides for  borrowings of up to $60 million,  subject to a borrowing  base formula,  and matures on
October 31, 2006. The Facility also provides for increased  borrowing  availability  and contains  reduced rates of interest.  The Company is only subject to financial  covenants when availability is below 20% of the Facility.  The
Company's real estate loan was assumed by CIT and is a fixed asset portion of the Facility.

"The agreement  reflects the great strides TSI has made recently and signals an important  vote of confidence  from our lenders," said Michael Kagan,  TSI's CEO. "Since  initiating a restructuring  effort earlier this year with the support of Alvarez & Marsal,  we have improved our financial  position by increasing  liquidity,  reducing debt and lowering  expenses and have begun to transition  from a  manufacturing  to a  marketing-driven  business  model. We believe  this  Facility  will  provide  us with  flexibility  to  continue  our  turnaround  and will  enable us to continue to be a leading supplier of both branded and private branded apparel."

In  connection  with the Facility,  the Company will  write-off  approximately  $2.0 million of non-cash debt issue costs associated with its existing revolving credit line and real estate loan in its third fiscal quarter.

The  Company's  most  current  releases  may  be  viewed  on  the  Worldwide  Web  at  the  Company's   website  at
www.tropicalsportswear.com.

TSI is a designer,  producer and marketer of high-quality  branded and retailer  private  branded apparel  products that are sold to major  retailers  in all levels and  channels  of  distribution.  Primary  product  lines  feature casual and  dress-casual  pants,  shorts,  denim  jeans,  and woven and knit  shirts.  Major owned  brands  include
Savane(R),   Farah(R),   Flyers(TM),   The Original  Khaki Co.(R),   Bay to Bay(R),  Two Pepper(R),  Royal Palm(R),
Banana Joe(R),  and Authentic Chino Casuals(R).  Licensed brands include Bill Blass(R) and Van Heusen(R).  Retailer national  private  brands that we  produce include Puritan(R),  George(TM),  Member's Mark(R),  Sonoma(R),  Croft &
Barrow(R),  St. John's Bay(R),  Roundtree & Yorke(R),   Geoffrey  Beene(R),   Izod(R),  and   White Stag(R).    TSI
distinguishes  itself by providing  major retailers with comprehensive brand management  programs and uses advanced technology to provide retailers with customer,  product and market  analyses,  apparel  design,  and  merchandising consulting and inventory  forecasting  with a focus on return on investment.

This press  release  contains  forward-looking  statements,  which are  subject to the safe  harbor  created by the
Private  Securities   Litigation  Reform  Act  of  1995.   Management  cautions  that  these  statements  represent
projections  and  estimates of future  performance  and involve  certain  risks and  uncertainties.  The  Company's actual results could differ  materially from those anticipated in these  forward-looking  statements as a result of factors including,  without  limitation,  potential  negative effects resulting from fluctuating  inventory levels;
potential  negative  effects  resulting from the sale of excess  inventory at reduced  prices;  potential  negative effects from the  termination  of the  Victorinox(R)license  agreement and the transition of this business to Swiss
Army Brands, Inc.;  restrictions and limitations placed on us by our debt instruments;  inability to meet operating plans to assure  compliance with loan agreement  covenants;  inability to achieve  greater  availability or reduced interest costs under the new loan agreement;  inability to achieve minimum availability levels;  potential negative effects of loan  agreement  covenant  violations,  should any occur;  expectations  and beliefs with respect to the turnaround  efforts that may not be achieved;  potential  negative  effects  resulting from the shareholder  claims against the Company;  potential  negative effects from reducing  personnel and not realizing the estimated savings;
potential negative effects from  transitioning the Company's cutting operations from Tampa,  Florida to contractors in the  Dominican  Republic  and  Honduras;  expectations  and beliefs with  respect to brand  strategy,  research, repositioning,  and  creative  development  for the  Savane(R)brand that may not be  achieved;  potential  negative effects from general  economic  conditions,  including but not necessarily  limited to, recession or other cyclical effects  impacting  our  customers  in the US or abroad,  changes in  interest  rates or currency  exchange  rates;
potential  changes  in  demand  in the  retail  market;  reduction  in the  level  of the  consumer  spending;  the availability and price of raw materials and global  manufacturing  costs and restrictions;  increases in costs; the continued  acceptance of the Company's existing and new products by its major customers;  the financial strength of the  Company's  major  customers;  the ability of the Company to continue  to use and the  Company's  existing  and prospective customer's continued acceptance of certain licensed trademarks and tradenames, including Bill Blass(R), and Van Heusen(R); business  disruptions and costs arising from acts of terrorism or military activities around the globe;  and other risk factors  listed from time to time in the Company's  reports  (including its Annual Report on
Form 10-K) filed with the U.S.  Securities and Exchange  Commission.  In addition,  the estimated financial results for any period do not  necessarily  indicate  the  results  that may be  expected  for any future  period,  and the
Company assumes no obligation to update them.